                                                                EXHIBIT 23(H)(4)

                      SUB-ADMINISTRATION SERVICES AGREEMENT


       THIS AGREEMENT is made as of _____________, 2000 by and among MONUMENT SERIES FUND, a Delaware business trust (the "Fund"), MONUMENT SHAREHOLDER SERVICES, INC., a Maryland Corporation ("Monument") and PFPC INC., a Massachusetts corporation ("PFPC").

                              W I T N E S S E T H:

       WHEREAS, Monument provides fund administration services to the Fund, an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, Monument wishes to retain PFPC to provide sub-administration services, to the Funds and PFPC wishes to furnish such services with respect to the Fund's investment portfolios listed on Exhibit A attached hereto and made a part hereof and as such Exhibit A may be amended from time to time (each, a "Portfolio"); and

       NOW, THEREFORE in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.     DEFINITIONS AS USED IN THIS AGREEMENT.

       (a)    "1933 Act" means the Securities Act of 1933, as amended.

       (b)    "1934 Act" means the Securities Exchange Act of 1934, as amended.

       (c) "Authorized Person" means any person authorized by Monument or the Fund to give Oral Instructions and Written Instructions hereunder. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by the parties hereto.

       (d)    "CEA" means the Commodities Exchange Act, as amended.

       (e) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25%or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s), or as otherwise defined in the 1940 Act.

       (f) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. Instructions received by PFPC via electronic mail will be considered Oral Instructions.

       (g)    "SEC" means the Securities and Exchange Commission.

       (h) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act, the CEA and all regulations under those laws. .

       (i) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

       (j) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. Monument hereby appoints PFPC to act on Monument's behalf to provide sub-administration services to each of the Portfolios in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. Monument has provided or, where applicable, will provide PFPC with the following:

              (a) a copy of the Fund's most recent effective registration statement;

              (b) a copy of each Portfolio's advisory agreement or agreements;

              (c) a copy of the distribution/underwriting agreement with respect to each class of Shares representing an interest in a Portfolio;

              (d) a copy of each additional administration agreement with respect to a Portfolio;

              (e) a copy of each distribution and/or shareholder servicing plan and agreement made in respect of the Fund or a Portfolio; and

              (f) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

4. COMPLIANCE WITH GOVERNMENT RULES AND REGULATIONS. PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by Monument or the Fund or any other entity.

5.     INSTRUCTIONS.

              (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

              (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instructions or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

              (c) Monument agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability for acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6.      RIGHT TO RECEIVE ADVICE.

              (a) Advice of Monument and/or the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from Monument and/or the Fund.

              (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request that the Fund seek guidance from its counsel. Alternatively, PFPC, at its own expense, may request advice from counsel of its own choosing (who may be counsel for Monument, the Fund, the Fund's investment advisor or PFPC, at the option of PFPC).

              (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from Monument and/or the Fund and the advice PFPC receives from its own counsel, the parties will address the issue together and agree on the appropriate course of action with the assistance of counsel and/or the Fund's independent public accountants; provided that if the parties are not able to agree on a course of action, PFPC may inform Monument of such fact and rely upon and follow the advice of its own counsel.

              (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from Monument and/or the Fund or from counsel and which PFPC believes, in good faith based on standards considered reasonable in the industry, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

7. RECORDS; VISITS. The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Monument, the Fund and Authorized Persons, shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of Monument or the Fund, copies of any such books and records shall be provided by PFPC to Monument, the Fund or to an Authorized Person at Monument's expense (payable out of the assets of the Fund). PFPC shall keep the following records:

              (a) all books and records with respect to the Fund's books of account, as required and consistent with the standards presumed by the 1940 Act.

              (b)    records of each Portfolio's securities transaction.

8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the others' business ("Confidential Information"). (For clarification, this Section 8 relates only to the Confidential Information of the Fund and PFPC.) Confidential Information shall include
       (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the party whose information being disclosed written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by Monument or (upon request by Monument or the Fund) the Securities Laws.

10. PFPC SYSTEM. To the extent PFPC has a prior legal right to such property, PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC hereunder.

11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to Monument or the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, Monument will pay to PFPC (out of the assets of the Fund) a fee or fees as may be agreed to in writing by Monument, the Fund and PFPC.

13. INDEMNIFICATION. Monument agrees to indemnify and hold harmless PFPC and its affiliates (out of the assets of the Fund) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services hereunder. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Any amounts payable under this Section 13 shall be satisfied only against the relevant Portfolio's assets and not against the assets of any other investment portfolio of the Fund.

14.    RESPONSIBILITY OF PFPC.

       (a) PFPC shall be under no duty hereunder to take any action hereunder except as specifically set forth herein or as may be specifically agreed to by PFPC, Monument and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

       (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, including without limitation (subject to Section 11), delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, provided that PFPC has acted in accordance with the standard set forth in Section 14(a) above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written

              Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

       (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates. Notwithstanding anything in this Agreement to the contrary, PFPC's cumulative liability to Monument and the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the fees received by PFPC for services provided hereunder during the 12 months immediately prior to the date of such loss or damage, unless such loss or damage is finally determined by a state or federal court having jurisdiction to have been proximately and directly caused by PFPC's gross negligence.

       (d) No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of mediation sessions or arbitration proceedings) alleging such cause of action; except, however, that this proscription will not apply (i) unless Monument or the Fund had knowledge of the circumstances and accordingly knew or should have known of the existence of the claim during that time period; (ii) if PFPC or any of its affiliates withheld information from the party asserting the claim that would have been deemed material in the decision to file a claim; (iii) if PFPC or any of its affiliates employed delaying tactics that resulted in the passage of the time period during which a claim would have been filed but for the delaying tactics; or (iv) if, during the 12-month period following the action giving rise to the claim, the party asserting the claim notifies PFPC or any of its affiliates in writing of its intent to commence a legal action once sufficient information has been collected.

       (e) In addition to any other protections afforded to PFPC herein, and notwithstanding anything herein or otherwise to the contrary, in no event will PFPC have any duty, responsibility or liability with respect to or in connection with any action or omission of any prior administrator (or sub-administrator) or accounting agent (or sub-accounting agent) for the Fund.

       (f) Each party shall have a duty to mitigate damages for which another party may become responsible.

15. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following administration services with respect to each
       Portfolio:

       (i)    Prepare quarterly broker security transactions summaries;

       (ii)   Prepare monthly security transaction listings;

       (iii) Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

       (iv) Prepare for execution and file the Fund's Federal and state tax returns;

       (v) Monitor each Portfolio's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

       (vi) Prepare and file with the SEC the Fund's annual, semi-annual, and quarterly shareholder reports;

       (vii) Prepare, coordinate with the Fund's counsel and file with the SEC Post-Effective Amendments to the Fund's Registration Statement, prepare reports to the SEC including, the preparation and filing of (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

       (viii) Assist in the preparation of notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such meetings;

       (ix) Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Directors;

       (x) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

       (xi) Draft agendas, resolutions and materials for quarterly and special Board meetings;

       (xii) Coordinate the preparation, assembly and mailing of Board materials;

       (xiii) Maintain the Fund's corporate calendar to assure compliance with various filing and Board approval deadlines;

       (xiv) Coordinate contractual relationships and communications between the Fund and its contractual service providers; and

       (xv) Monitor the Fund's compliance with the amounts and conditions of each state qualification.

16. DURATION AND TERMINATION. This Agreement shall continue until terminated by Monument (either unilaterally or pursuant to direction by the Board of Trustees of the Fund) or by PFPC on ninety (90) days' prior written notice to the other. In the event Monument or the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by Monument (out of the assets of the Fund).

17. CHANGE OF CONTROL. Notwithstanding any other provisions of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Fund's advisor or sponsor, Monument's and the Fund's ability to terminate the Agreement pursuant to
       Section 16 will be suspended from the time of such agreement until nine months after the Change of Control.

18. NOTICES. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to Monument, at 7920 Norfolk Ave., Suite 500, Bethesda, MD 20814, Attention:
       _______________; (c) if the Fund, at 7920 Norfolk Ave., Suite 500,
       Bethesda, MD 20814, or (d) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the receiving party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc. provided that PFPC gives Monument and the Fund thirty (30) days' prior written notice of such assignment or delegation.

21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.    MISCELLANEOUS.

       (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

       (b) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to Monument or the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

       (c) This Agreement, including all exhibits, attachments and appendices, embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of Monument, the Fund or any other person.

       (d) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

       (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            PFPC INC.


                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------


                                            MONUMENT SERIES FUND


                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------


                                            MONUMENT SHAREHOLDER SERVICES, INC.


                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------

                                    EXHIBIT A

                                   PORTFOLIOS

       THIS EXHIBIT A, dated as of ________ , 2000, is Exhibit A to that certain Sub-Administration Services Agreement dated as of _______, 2000 among PFPC Inc., Monument Series Fund and Monument Shareholder Services, Inc. This Exhibit A shall supercede all previous forms of Exhibit A.





                             Monument Internet Fund
                         Monument Medical Sciences Fund
                        Monument Telecommunications Fund

                           AUTHORIZED PERSONS APPENDIX


NAME (TYPE)                                         SIGNATURE


---------------                                     ------------------


---------------                                     ------------------


---------------                                     ------------------


---------------                                     ------------------


---------------                                     ------------------


---------------                                     ------------------